Exhibit 1

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated September 26, 2012 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Japan Bank for International Cooperation (“JBIC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JBIC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JBIC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 25, 2012 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was 77.77 = $1.00, and the noon buying rate on September 21, 2012 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 78.17 = $1.00.

References in this document to fiscal years are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation”.

Figures in tables included in this document may not add up to totals due to rounding.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Pursuant to the Japan Bank for International Cooperation Act (the “JBIC Act”), which was passed into law on April 28, 2011, on April 1, 2012, Japan Finance Corporation (the “Predecessor”) spun off two of its operations: (i) the Japan Bank for International Cooperation Operations (the “JBIC Operations”) and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”). Effective the same date, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Predecessor to establish Japan Bank for International Cooperation (“JBIC”), a joint-stock corporation wholly owned by the Japanese government.

Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. Upon the same date, with respect to bonds issued by the former Japan Bank for International Cooperation prior to the establishment of the Predecessor on October 1, 2008 and subsequently succeeded to by the Predecessor, JBIC and the Japan International Cooperation Agency, jointly and severally, assumed the obligations under such bonds. With respect to bonds issued by the Predecessor prior to the establishment of JBIC on April 1, 2012, the post-spin off Predecessor and JBIC, jointly and severally, assumed the obligations under such bonds. The guarantee of the bonds by the Japanese government remains in effect under the same conditions and such bonds continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

JBI C Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following nine principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

•	Export Loans. Export loans provide funds to support exports of machinery and equipment by Japanese companies and overseas transfer of their technologies.

•

Import Loans. Import loans provide funds to support imports of natural resources or other materials strategically important to Japan. Apart from resources, JBIC provides a guarantee facility for the import of goods and services essential to the sound development of Japanese economy, such as aircraft.

•

Overseas Investment Loans. Overseas investment loans provide funds to support overseas operations implemented by Japanese firms such as manufacturing and sales or infrastructure project, as well as to support M&A deals with foreign companies, the acquisition of natural resource interests and resource developments.

•

Untied Loans. Untied loans provide funds to support improvements in the overseas business environment to facilitate Japanese trade, investments and other overseas business activities. Untied loans also support projects undertaken by foreign governments and government agencies.

•	Equity Participations. Equity participations are investments in overseas projects or funds involving Japanese companies.

•	Guarantees. Guarantees are provided by JBIC to supplement and encourage financing from private financial institutions.

•

Bridge Loans and Others. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties to enable them to ride out temporary strains in foreign currency management.

•	Research and Studies. JBIC conducts research and studies to support its financial operations.

•	Securitization, etc. JBIC provides support for the securitization of loan claims of private financial institutions and receivables of private companies.

Financial Operations for Facilitating Realignment of United States Forces in Japan

The Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan was passed in May 2007 as a special legislation related to the former Japan Bank for International Cooperation Act, authorizing the former Japan Bank for International Cooperation (which was subsequently succeeded to by the Predecessor on October 1, 2008) to provide financial services for facilitating the realignment of United States Forces in Japan as exceptional measures. Following the passing of the budget bill for the fiscal year ended March 31, 2011 on March 24, 2010, the Finance Department for Facilitating Realignment of United States Forces in Japan was established, including a separate account for the financial services to be conducted by such Department, segregating it from other accounts of the Predecessor. Such financial services include equity investments, loans and other operations necessary for projects (such as the public-private partnerships of family housing and infrastructure projects associated with the relocation of U.S. marine force personnel and their dependents to Guam) to facilitate the realignment of United States Forces in Japan. However, as of the date of this annual report, there has been no equity or loan provision.

Recent Development

On July 19, 2012, JBIC issued the $2 billion, 1.125% government-guaranteed bonds due July 19, 2017. The bonds have been admitted to the official list of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 2011 AND 2012

Overall Operations

Set forth below are the operating results of the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan for the fiscal year ended March 31, 2012:

	(In millions of yen)
	JBIC Operations	Financial Operations for Facilitating Realignment of United States Forces in Japan
Ordinary Income	¥201,695	¥271
Ordinary Profit/Losses	57,107	57
Net Income/Losses	52,515	57
Total Assets	12,693,182	181
Loans and Bills Discounted	8,110,356	—
Acceptances and Guarantees	2,378,325	—

JBIC Operations

The ordinary income of the JBIC Operations for the fiscal year ended March 31, 2012 was ¥201,695 million. Interest income, which amounted to ¥176,852 million and reflected financing and other assistance provided to large scale natural resource and infrastructure projects, accounted for most of this income.

The ordinary expenses of the JBIC Operations for the fiscal year ended March 31, 2012 were ¥144,588 million. Interest expense, which amounted to ¥118,110 million and mostly reflected interest expense for our borrowings and outstanding debt securities, accounted for most of these expenses.

For the fiscal year ended March 31, 2012, ordinary profit of ¥57,107 million and net income of ¥52,515 million were recorded for the JBIC Operations.

Set forth below are the operating results of the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan the fiscal year ended March 31, 2011:

	(In millions of yen)
	JBIC Operations	Financial Operations for Facilitating Realignment of United States Forces in Japan
Ordinary Income	¥197,217	¥411
Ordinary Profit/Losses	49,641	241
Net Income/Losses	58,783	241
Total Assets	12,781,643	360
Loans and Bills Discounted	8,376,794	—
Acceptances and Guarantees	2,443,266	—

JBIC Operations

The ordinary income of the JBIC Operations for the fiscal year ended March 31, 2011 was ¥197,217 million. This was attributable primarily to interest income which amounted to ¥178,661 million, reflecting temporary measures undertaken in response to the overseas development and acquisition support of material resources and JBIC’s commitments to Emergency Projects to Support Overseas Operations.

The ordinary expenses of the JBIC Operations for the fiscal year ended March 31, 2011 was ¥147,576 million. This was attributable primarily to interest expenses, amounting to ¥118,777 million, which mostly reflected interest expenses for borrowings.

For the fiscal year ended March 31, 2011, ordinary profit of ¥49,641 million and net income of ¥58,783 million were recorded for the JBIC Operations.

BUSINESS

Missions

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Overview of JBIC’s Operations

Under the JBIC Act, JBIC conducts the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan separately from one another. For the budget and accounting purposes, the JBIC Act and the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan set forth separate accounts, and contemplate that each of these accounts is to be administered separately from one another, and generally a transfer of funds from one account to another is not permitted. The JBIC Act and the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan further provide that our capital and reserves as well as appropriation of earnings are to be separately accounted for each of these accounts.

In terms of financing activities, JBIC makes borrowings and issues debt securities for specific account(s). Proceeds from such borrowings or debt securities issuance are applied only to the specified account(s). Also, funds for interest and principal payments for such indebtedness are provided only from the specified account(s), and funds from other accounts cannot, in principal, be applied to such payments.

The account for JBIC Operations is required to conduct sound and efficient operations based on the following two principles: that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”) and that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act.

The JBIC Operations

Outstanding Loans in the JBIC Operations

JBIC’s total commitments for the year ended March 31, 2012 amounted to ¥1,367 billion, and the outstanding balance as of March 31, 2012 was ¥8,193 billion.

The following table sets forth, as of the dates indicated, the total amounts of loans outstanding provided by JBIC, by type of credit and geographical distribution:

Loans Outstanding by Type of Credit and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2011		2012
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥379,675	4.5%	353,643	4.3%
The Pacific	—	—	—	—
Europe	66,604	0.8%	62,680	0.8%
The Middle East	136,152	1.6%	121,559	1.5%
Africa	34,112	0.4%	24,982	0.3%
North America	—	—	—	—
Latin America	78,925	1.0%	71,633	0.9%
International Organizations, etc.	3,040	0.0%	8,492	0.1%

Total	698,507	8.3%	642,990	7.8%

IMPORT LOANS
Asia	25,289	0.3%	22,460	0.3%
The Pacific	64,807	0.8%	55,008	0.7%
Europe	15,996	0.2%	14,338	0.2%
The Middle East	366,226	4.3%	287,633	3.5%
Africa	2,844	0.0%	2,571	0.0%
North America	142,147	1.7%	31,143	0.4%
Latin America	13,261	0.2%	11,297	0.1%
International Organizations, etc.	—	—	160,000	2.0%

Total	630,570	7.5%	584,450	7.1%

OVERSEAS INVESTMENT LOANS
Asia	1,059,775	12.5%	1,075,386	13.1%
The Pacific	302,665	3.6%	410,604	5.0%
Europe	931,618	11.0%	868,403	10.6%
The Middle East	1,047,916	12.4%	989,505	12.1%
Africa	138,053	1.6%	137,260	1.7%
North America	430,471	5.1%	279,795	3.4%
Latin America	934,209	11.0%	1,034,221	12.6%
International Organizations, etc.	982,497	11.6%	967,804	11.8%

Total	5,827,203	68.8%	5,762,977	70.3%

UNTIED LOANS
Asia	518,711	6.1%	498,063	6.1%
The Pacific	94	0.0%	47	0.0%
Europe	45,261	0.5%	34,439	0.4%
The Middle East	49,530	0.6%	49,052	0.6%
Africa	47,094	0.6%	36,043	0.4%
North America	—	—	—	—
Latin America	345,229	4.1%	312,761	3.8%
International Organizations, etc.	177,873	2.1%	155,961	1.9%

Total	1,183,793	14.0%	1,086,365	13.3%

GOVERNMENTAL LOANS
Asia	15,938	0.2%	15,864	0.2%
The Pacific	—	—	—	—
Europe	2,036	0.0%	2,014	0.0%
The Middle East	19,071	0.2%	17,868	0.2%
Africa	6,517	0.1%	743	0.0%
North America	—	—	—	—
Latin America	10,777	0.1%	9,117	0.1%
International Organizations, etc.	—	—	—	—

Total	54,339	0.6%	45,606	0.6%

INVESTMENTS
Asia	10,957	0.1%	11,395	0.1%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	4,811	0.1%	—	—
Latin America	—	—	—	—
International Organizations, etc.	56,898	0.7%	58,930	0.7%

Total	72,666	0.9%	70,305	0.8%

Total loans outstanding	¥8,467,079	100.0%	8,192,175	100.0%

The following table sets forth the new loan commitments made by JBIC, by type of credit and geographical distribution in accordance with JBIC’s system of classification for the periods indicated.

Credit Commitments by Type of Credit and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2011		2012
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥34,510	3.1%	31,385	2.3%
The Pacific	—	—	—	—
Europe	14,637	1.3%	104,023	7.6%
The Middle East	20,768	1.8%	53,916	3.9%
Africa	66,389	5.9%	2,800	0.2%
North America	—	—	—	—
Latin America	11,652	1.0%	8,618	0.6%
International Organizations, etc.	3,283	0.3%	7,202	0.5%

Total	151,239	13.4%	207,943	15.2%

IMPORT LOANS
Asia	—	—	—	—
The Pacific	—	—	12,600	0.9%
Europe	—	—	—	—
The Middle East	169,512	15.0%	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	160,000	11.7%

Total	169,512	15.0%	172,600	12.6%

OVERSEAS INVESTMENT LOANS
Asia	48,231	4.3%	250,728	15.4%
The Pacific	8,384	0.7%	157,867	11.5%
Europe	47,847	4.2%	112,653	8.2%
The Middle East	—	—	86,125	6.3%
Africa	—	—	529	0.0%
North America	74,644	6.6%	49,537	3.6%
Latin America	149,261	13.2%	344,573	25.2%
International Organizations, etc.	381,962	33.9%	—	—

Total	710,329	63.0%	962,011	70.4%

UNTIED LOANS
Asia	18,283	1.6%	14,000	1.0%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	19,969	1.8%	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	23,684	2.1%	4,599	0.3%
International Organizations, etc.	14,909	1.3%	4,642	0.3%

Total	76,846	6.8%	23,241	1.7%

GOVERNMENTAL LOANS
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	—	—

INVESTMENTS
Asia	3,055	0.3%	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	16,764	1.5%	1,547	0.1%

Total	19,819	1.8%	1,547	0.1%

Total loans outstanding	¥1,127,744	100.0%	1,367,343	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JBIC Act provides that the JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the the board of directors of JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JBIC Act, JBIC’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium-and long-term export credit.

The following table sets forth information concerning the balances of JBIC’s outstanding loans as of March 31, 2011 and 2012.

Loan Balances of the JBIC Operations by Remainder of Term(1)

	As of March 31, 2011		As of March 31, 2012
	(In billions of yen except for the percentage)		(In billions of yen except for the percentage)
One year or less	¥1,078	13.0%	1,030	12.9%
More than 1 to 2 years	1,189	14.4%	812	10.2%
More than 2 years to 3 years	780	9.4%	1,357	17.0%
More than 3 years to 4 years	1,307	15.8%	1,043	13.0%
More than 4 years to 5 years	968	11.7%	597	7.5%
More than 5 years to 6 years	520	6.3%	556	6.9%
More than 6 years to 7 years	430	5.2%	498	6.2%
More than 7 years to 8 years	409	5.0%	464	5.8%
More than 8 years to 9 years	375	4.5%	383	4.8%
More than 9 years to 10 years	296	3.6%	376	4.7%
More than 10 years	910	11.0%	884	11.0%

Total	¥8,267	100.0%	8,007	100%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

JBIC provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Reversal of allowance for loan losses, in the fiscal year ended March 31, 2012, amounts to ¥10,146 million.

In cases where borrowers indicate that they may be unable to meet payments on their loans, JBIC may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), JBIC considers the related loan to be in arrears immediately to the extent of the defaulted amount.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2012.

Sources of Funds of the JBIC Operations

Year ended March 31,
2012
(In millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(1)	¥201,000
Borrowings from the Foreign Exchange Fund Special Account	230,423
Bonds and Notes with the Government Guarantee(2)	422,489
Bonds and Notes without the Government Guarantee	50,000

(1)	Includes both short-term and long-term borrowings.
(2)	Guaranteed by the Government except for the Fiscal Investment and Loan Program Agency Bond.

The Predecessor raised funds for its JBIC Operations through borrowings from Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. For the JBIC Operations, the Predecessor issued bonds with a guarantee from the Government of Japan in the aggregate amount of $5.25 billion, and bonds without a guarantee from the Government of Japan in the aggregate amount of ¥50 billion in the fiscal year ended March 31, 2011. In the fiscal year ended March 31, 2012, the Predecessor issued bonds with a guarantee from the Government of Japan in the aggregate amount of $5.25, billion, and bonds without a guarantee from the Government of Japan in the aggregate amount of ¥50 billion for the JBIC Operations.

See “– Recent Development” for the information regarding the $2 billion, 1.125% government-guaranteed bonds due July 19, 2017 issued by JBIC on July 19, 2012.

Capital of the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan

The following table sets forth information concerning the account total assets and equity at the end of the fiscal year ended March 31, 2012.

	(In millions of yen)

	JBIC Operations
		Financial Operations for Facilitating Realignment of United States Forces in Japan
Total Assets	¥12,693,182	¥181
Net Assets	2,294,786	57
Capital Stock	1,291,000	—
Capital Surplus	—	—
Retained Earnings	824,522	57

Net Assets /Total Assets	18.08%	31.49%

BIS based capital adequacy ratio for the JBIC Operations at the end of the fiscal year ended March 31, 2012 are set forth in the table below.

2012 Total
(In millions of yen)
Core Capital (Tier I)(A)	¥2,087,438
Supplementary Capital (Tier II) (B)	19,946
Exclusion (C)	—
Total Capital (A)+(B)-(C) (D)	2,107,385
Risk Assets, etc (E)	8,979,173
Total Capital Ratio (D)/(E)	23.46%

Tier I Ratio (A)/(E)	23.24%

Non-performing Loans

Our asset quality self-assessment is based on our financial statements prepared in accordance with Japanese GAAP.

The table below sets forth the results of our assessment of our loans relating to the JBIC Operations as of March 31, 2012, classified in all material respects according to the standards under the Banking Act (Act No. 59 of 1981, as amended) (the “Banking Act”):

As of March 31, 2012
(in millions)
Bankrupt loans(a)	¥—
Non-accrual loans(b)	101,565
Past due loans (three months or more)(c)	176
Restructured loans(d)	83,014
Total	¥184,755

(a)	“Bankrupt loans” are loans which are placed on non-accrual status when collection of either the principal of or interest on the loans becomes doubtful, are made to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Act, the Corporate Reorganization Act, the Commercial Code or other similar laws of Japan or which have had their transactions with the promissory note clearinghouse suspended, or made to borrowers which have begun similar proceedings under any foreign law.
(b)	“Non-accrual loans” are loans which are placed on non-accrual status when collection of either the principal of or interest on the loans becomes doubtful, but exclude “Bankrupt loans” and loans the terms of which we have modified in favor of borrowers in order to expedite the borrower’s restructuring and to support the borrowers by deferring interest payments.
(c)	“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from their scheduled payment dates, but exclude “Bankrupt loans” and “Non-accrual loans.”
(d)	“Restructured loans” are loans the terms of which we have modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrowers by, among other things, reducing the stated interest rate, deferring interest payments or writing down principal, but exclude (1) “Bankrupt loans,” (2) “Non-accrual loans,” and (3) “Past due loans (three months or more)”.

The table below sets forth the results of our assessment of our loan portfolio relating to the JBIC Operations as of March 31, 2012, classified in all material respects according to the standards under the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Act”):

As of March 31, 2012
(in millions)
Bankrupt and quasi-bankrupt assets(a)	¥—
Doubtful assets(b)	101,565
Substandard loans(c)	83,190
Total	¥184,755

(a)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.
(b)	“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.
(c)	“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from their date scheduled payment dates excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulty to assist them in their financial recovery and enable them to eventually pay their creditors, but exclude “Bankrupt and quasi-bankrupt assets,” “Doubtful assets” and “Past due loans (three months or more)”.

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2012, for which the Predecessor agreed to provide debt relief in the JBIC Operations pursuant to the Paris Club agreements was ¥266,522 million on the JBIC Operations.

The Predecessor classifies its loans in the JBIC Operations rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Past due loans (3 months or more)”, as “Restructured loans”. The amount of such loans as of March 31, 2012, included in “Restructured loans” in the above table, is ¥82,914 million attributable to the JBIC Operations, of which ¥82,400 million represents original principal.

Risk Management – JBIC Operations

With respect to the JBIC Operations, JBIC manages major risks in those operations as a policy-lending institution in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion department) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self assessment

As part of its credit risk management, JBIC undertakes self assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange transactions.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

 Yen-denominated loan operations

For the most part, funding for yen-denominated loans is managed at fixed-rate interest. Currently, interest rate risk for yen-denominated loans is limited since maturity of loans and the related funding arrangements are generally matched. In addition, swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation risk.

‚ Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the consistent policy of using interest rate swaps and managing funds with floating interest rates for both loans and related funding arrangements.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange rate risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2012.

Credit Risk Amounts of Derivatives, etc. for the JBIC Operations

	As of March 31, 2012
	Notional Amount*	Credit Risk
	(In billions of yen)
Interest Rate Swaps	¥2,797	¥97
Currency Swaps	3,457	1,058
Forward Exchange Contracts	0	0
Credit Risk Reductions through Netting	—	(62)

Total	¥6,255	¥1,094

*	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2012 through the maturity date of the relevant derivative contract.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimizes liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the FILP and issues government-guaranteed bonds in the international capital markets for the JBIC Operation. JBIC may also issue bonds without a government guarantee in the domestic capital market.

Operational Risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimize this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures. In addition, the department which is in charge of internal auditing, inspects the administrative practices of the head office, Loan Departments, West Japan and overseas representative offices.

Computer System Risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Executive Director in charge and heads of the relevant departments.

Risk Management – Financial Operations for Facilitating Realignment of Untied States Forces in Japan

The risk management structure for these operations is described below.

(a) Market risk management

The main type of market risk associated with these operations is interest rate risk. The operations strive to undertake appropriate risk management by managing funds raised through grants from the government using through current deposits. In addition, there is no material sensitivity to interest rate fluctuations for this financial instrument since funds are managed using current deposits.

(b) Liquidity risk management related to fund procurement

These operations are financed using government grants only. In addition, JBIC strives to undertake appropriate risk management by ascertaining the status of the cash position of these operations.

MANAGEMENT

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than five directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members, a Governor, a CEO, an Executive Managing Director, several COOs, Senior Managing Directors and several Senior Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, CEO and Executive Managing Director shall represent JBIC in the conduct of its affairs, and in addition, several Directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, Account Auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its Account Auditors to audit the financial statements for the fiscal year ending March 31, 2013, which is JBIC’s initial fiscal period.

JBIC’s initial directors and corporate auditors, elected on April 1, 2012, are as follows:

Name	Title
Hiroshi Okuda	Governor
Hiroshi Watanabe	CEO, Executive Managing Director
Fumio Hoshi	COO, Senior Managing Director
Kohei Nakanishi	Managing Director
Akira Kondoh	Managing Director
Hiroshi Imoto	Corporate Auditor
Shinji Nishio	Corporate Auditor
Tatsuo Igarashi	Corporate Auditor

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of JBIC, including those obligations incurred by its predecessors to which JBIC succeeded.

FINANCIAL STATEMENTS

The unaudited financial statements for the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan for the fiscal years ended March 31, 2011 and 2012, prepared in accordance with accounting principles generally accepted in Japan, are included as Exhibit 2 to this Annual Report.

SUPPLEMENTAL INFORMATION

For supplemental information relating to the outstanding bonds of JBIC, including those issued by its predecessors to which JBIC succeeded, as of March 31, 2012, see Exhibit 3 to this Annual Report on Form 18-K filed with the Commission.